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                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                             CIVIL MINUTES - GENERAL

Case No. CV 90-4823 MRP                                          DATE: 9/23/99


Title: LITTON SYSTEMS, INC., ET AL. V. HONEYWELL, INC.

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PRESENT:  HON. MARIANA R. PFAELZER, Judge

          Robert J. Flores, Deputy Clerk


ATTORNEYS PRESENT FOR PLAINTIFFS:                      ATTORNEYS PRESENT FOR
DEFENDANTS:

               N/A                                               N/A


PROCEEDINGS:

On May 20, 1999, the Court heard oral argument with respect to Defendant Honeywell's Motion to Strike or Disregard Evidence Cited in Litton's JMOL Opposition Which Was Not Admitted at Trial ("Motion") and took the Motion under submission.

Having considered the files and records of the proceedings in this matter and the arguments of the parties, both in support of and in opposition to the Motion, the Motion is denied as superfluous and unnecessary. In all of its rulings, the Court has only considered what is actually in the record.